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                                                                     EXHIBIT 5.1

                [HUGHES & LUCE, L.L.P. LETTERHEAD APPEARS HERE]



                                 June 21, 1996


Amtech Corporation
17304 Preston Road, E-100
Dallas, Texas 75252

Ladies and Gentlemen:

     We have acted as special counsel to Amtech Corporation, a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 225,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon exercise of options ("Options") granted under the Amtech Corporation 1996 Directors' Stock Option Plan (the "Plan") referenced in the Registration Statement of the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission.

     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

     Based on the foregoing, we are of the opinion that such shares of Common Stock issuable upon exercise of Options granted under the Plan have been duly authorized and, if and when issued and paid for in full in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of such shares of Common Stock under Item 5 of Part II of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We also call to your attention the fact that members of this firm own a total of approximately 205,000 shares of Common Stock.

                                    Very truly yours,


                                    /s/ Hughes & Luce, L.L.P.